Exhibit 99.1
News Release
Federal Home Loan Bank of San Francisco Announces 2016 Director Election Results
SAN FRANCISCO – November 21, 2016 – The Federal Home Loan Bank of San Francisco announced today the results of its 2016 director elections.
The Bank’s members re-elected Robert F. Nielsen to a nonmember public interest independent director position. They also re-elected Melinda Guzman and elected F. Daniel Siciliano to other nonmember independent director positions. Mr. Nielsen is President of Shelter Properties, Inc., Reno, Nevada. Ms. Guzman is Chief Executive Officer of Melinda Guzman Professional Corporation, Sacramento, California. Mr. Siciliano is Professor and Faculty Director, Arthur and Toni Rembe Rock Center for Corporate Governance and Associate Dean for Executive Education and Special Programs, Stanford Law School, Stanford, California.
The Bank’s California members also re-elected Richard A. Heldebrant and Simone Lagomarsino as California member directors. Mr. Heldebrant is President and Chief Executive Officer of Star One Credit Union, Sunnyvale, California. Ms. Lagomarsino is President and Chief Executive Officer of Heritage Oaks Bank, Paso Robles, California.
The positions to be held by Mr. Nielsen, Mr. Siciliano, Mr. Heldebrant, and Ms. Lagomarsino each have a four-year term beginning January 1, 2017, and ending December 31, 2020. The position to be held by Ms. Guzman has a three-year term beginning January 1, 2017, and ending December 31, 2019.
Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

Contact:
Mary Long, 415-616-2556
longm@fhlbsf.com